                                                                                                                Exhibit 99.1
                                                            FDA APPROVES FluMist™
                                           FIRST NASAL MIST INFLUENZA VACCINE LICENSED IN THE U.S.
                                          First Innovation in Flu Vaccine Delivery in Over 50 Years

     Gaithersburg,  MD, and Madison, NJ (June 17, 2003) - The U.S. Food and Drug Administration  (FDA) today approved  FluMist™
(Influenza Virus Vaccine Live, Intranasal), the first influenza vaccine delivered as a nasal mist available in the United States for healthy people.  FluMist™  will be available in physicians' offices and some pharmacies beginning in late summer to early fall, in time for this flu season.

     FluMist™,  indicated for active  immunization for the prevention of disease caused by influenza A and B viruses in healthy children and  adolescents,  5-17 years of age, and healthy  adults,  18-49 years of age, is  manufactured  and marketed by MedImmune
Vaccines,  Inc., a wholly owned subsidiary of MedImmune,  Inc. (Nasdaq: MEDI), and is co-marketed by Wyeth Vaccines, a business unit of Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE).

     "The innovative  delivery of  FluMist™  is changing the way we think about flu prevention and could increase the number of healthy people who receive a yearly influenza  vaccination," said Robert B. Belshe, MD, professor of Internal Medicine,  Pediatrics,
Molecular  Microbiology and Immunology at Saint Louis University,  and the lead  investigator of key FluMist™  clinical trials.
"There is a strong need for healthy people to get vaccinated against influenza.  For example, healthy school-aged children are often the first to be infected by influenza and can infect others in the community."

     Each year in the U.S.,  influenza  infects an estimated 17 million to 50 million  people,  many of whom are  otherwise  healthy children  and adults.  Influenza  also results in  approximately  $3 billion to $15 billion  annually in direct and indirect  costs, including approximately 70 million missed workdays and approximately 38 million missed school days.

     "MedImmune is proud to bring FluMist™  to market as a new,  needle-free option to help reduce the occurrence and impact of the flu," said David Mott, Chief Executive Officer of MedImmune, Inc.

     "The FDA approval of  FluMist™  brings the public an innovative  vaccine delivery system aimed at protecting the health of school-aged  children and adults,"  said Geno  Germano,  Executive  Vice  President  and General  Manager of Wyeth Global  Vaccines.
"FluMist™ is cutting-edge technology in influenza vaccine delivery in the U.S."

Clinical Data
--------------
     In a clinical trial with adults aged 18 years to 41 years (N=60), the ability of FluMist™ to protect adults from influenza illness was 85 percent (95 percent confidence interval [CI]: 28, 100) in those who were intentionally exposed to wild-type virus. In a two-year pediatric field trial, the efficacy of FluMist™  in preventing  influenza was 87 percent (P is less than or equal to
0.05) among healthy children aged 60 months to 84 months (N=544). In  placebo-controlled  clinical trials, the most common solicited adverse events in healthy children (n=214) included runny nose/nasal congestion, cough, irritability,  headache, decreased activity, sore throat, fever (oral temperature  >100°F),  muscle aches, chills, and vomiting. In  placebo-controlled  clinical trials, the most common adverse events in healthy adults (n=2,548) included runny nose, headache, sore throat, tiredness/weakness, muscle aches, cough, and chills. In clinical trials, in the indicated population, these events were transient.

     FluMist™ is indicated for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5-17 years of age, and healthy adults, 18-49 years of age.

     There are risks  associated  with all vaccines,  including  FluMist™.  FluMist™  does not protect 100% of individuals vaccinated, or protect against viral strains not represented in the vaccine. FluMist™ is not indicated for children less than 5 years or for adults 50 years and older.  FluMist™  is contraindicated in persons with  hypersensitivity to any component of the vaccine, including eggs; in children and adolescents receiving aspirin therapy or aspirin-containing  therapy; in individuals with a history of  Guillain-Barré  syndrome;  and in  individuals  with known or suspected  immune  deficiency.  The safety and efficacy of
FluMist™  have not been established in pregnant women or for patients with chronic  underlying  medical  conditions,  including asthma or reactive airway  disease;  the vaccine should not be  administered  to these  patients.  See  Prescribing  Information for indications and usage, dosage and administration, and safety information.

About MedImmune, Inc., and Wyeth
---------------------------------
     MedImmune, Inc., is a leading biotechnology company focused on researching, developing, and commercializing products to prevent or treat infectious disease, autoimmune disease, and cancer. MedImmune currently markets four products, Synagis®  (palivizumab),
Ethyol®  (amifostine),  CytoGam®  (cytomegalovirus immune globulin intravenous [human]), and FluMist™  (influenza virus vaccine live,  intranasal),  and has several products in clinical testing.  MedImmune employs over 1,700 people, is headquartered in
Gaithersburg,  Maryland,  and has additional  operations in Frederick,  Maryland,  as well as Pennsylvania,  California,  the United
Kingdom, and the Netherlands. For more information on MedImmune, visit the company's Web site at http://www.medimmune.com.

     Wyeth Vaccines is a business unit of Wyeth Pharmaceuticals,  a division of Wyeth. Wyeth Pharmaceuticals has leading products in the areas of women's health care, cardiovascular disease, central nervous system, inflammation,  hemophilia,  oncology and vaccines.
Wyeth is one of the world's  largest  research-driven  pharmaceutical  and health  care  products  companies.  It is a leader in the discovery,  development,  manufacturing,  and marketing of pharmaceuticals,  vaccines,  biotechnology  products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals,  Wyeth
Consumer Healthcare and Fort Dodge Animal Health.

     The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including,  without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development,  manufacturing and commercialization,  economic conditions,  including interest and currency exchange rate fluctuations,  the impact of competitive or generic products,  product liability and other types of lawsuits, the impact of  legislative  and  regulatory  compliance  and obtaining  approvals,  and patent,  and other risks and  uncertainties, including those detailed from time to time in Wyeth's and MedImmune's periodic reports, including quarterly reports on Form 10-Q and annual  reports on Form 10-K,  filed with the  Securities  and Exchange  Commission.  Actual  results may vary  materially  from the forward-looking  statements.  The Companies  assume no obligation to publicly update any  forward-looking  statements,  whether as a result of new information, future events or otherwise.